EXHIBIT 21

Subsidiaries of the Registrant

Subsidiary	Business and Location	Percent Owned by Registrant	State of Incorporation
Grady McCauley Inc.	Digital image and screen printed graphics North Canton, OH	100%	Ohio

Greenlee Incorporated	General Partner Wilmington, DE	100%	Delaware

Greenlee Lighting Inc.	Limited Partner Wilmington, DE	100%	Delaware

Greenlee Lighting L.P.	Landscape Lighting Dallas, TX	100%	Delaware (Partnership)

LSI Adapt Inc.	Engineering Services North Canton, OH	100%	Ohio

LSI Kentucky LLC	Menu board systems; metal fabrication Independence, KY	100%	Ohio

LSI Lightron Inc.	Fluorescent Lighting New Windsor, NY	100%	Ohio

LSI Marcole Inc.	Electrical wire harnesses Manchester, TN	100%	Tennessee

LSI MidWest Lighting Inc.	Fluorescent Lighting Kansas City, KA	100%	Kansas

LSI Retail Graphics Inc.	Interior graphics and signs Woonsocket, RI	100%	Ohio

LSI Integrated Graphic Systems LLC	Limited Partner Cincinnati, OH	100%	Ohio

LSI Partnership Holding LLC	General Partner Cincinnati, OH	100%	Ohio

LSI Integrated Graphics L.P.	Screen printed materials, and illuminated and non- illuminated architectural graphics Houston, TX	100%	Delaware (Partnership)